ADDENDUM NO. 1 TO
ACQUISITION AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BOLLENTE COMPANIES, INC.,
WOODMANS LUMBER AND MILLWORK PERU,
AND
BOLLENTE, INC

THIS ADDENDUM NO. 1 TO ACQUISITION AGREEMENT AND PLAN OF MERGER (“Addendum No. 1”) is made and entered into effective this 5nd day of May, 2011, by and among BOLLENTE COMPANIES, INC., a Nevada Corporation (“BOLC”), WOODMANS LUMBER AND MILLWORKS PERU, a Nevada Corporation and wholly owned subsidiary of BOLC (“WOODMANS”) and BOLLENTE, INC., a Nevada corporation (“BOLLENTE”).

RECITALS

A. On March 9, 2011, BOLC entered into a reverse triangular merger by and among WOODMANS, and BOLLENTE, WOODMANS and BOLLENTE being the constituent entities in the merger, whereby BOLC intends to issue 4,707,727 shares of its 144 restricted common stock in exchange for 100% of BOLLENTE’s outstanding common stock. Pursuant to the terms of the merger, WOODMANS will be merged with BOLLENTE wherein WOODMANS shall cease to exist and BOLLENTE will become a wholly owned subsidiary of BOLC.

B. Subject to the terms and conditions set forth in the Original Agreement, the Merger was anticipated to become effective on April 15, 2011.

C. As of the date of this Addendum No. 1, the conditions to closing have not been met by all parties.

D. BOLC, WOODMANS and BOLLENTE have determined that they require additional time to complete the conditions set forth in the Acquisition Agreement and Plan of Merger and it is in the best interest of all the parties to extend the effective date from April 15, 2011 to May 16, 2011. In addition, the parties have determined that the 4,707,727 shares of restricted common stock to be issued in exchange for 100% of the issued and outstanding shares of BOLLENTE shall be issued to the BOLLENTE shareholders within 10 days after the effective time.

NOW, THEREFORE, for and in consideration of the foregoing, and of the mutual covenants, agreements, undertakings, representations and warranties contained herein, the parties hereto agree as follows:

1. The Effective Time described in Section 1.2 of the Acquisition Agreement and Plan of Merger is hereby extended from April 15, 2011 to May 16, 2011.

2. The 4,707,727 shares of restricted common stock to be issued in exchange for 100% of the issued and outstanding interest of BOLLENTE as described in Section 1.7 of the Acquisition Agreement and Plan of Merger shall be issued to the BOLLENTE shareholders within 10 days after the effective time.

3. Other than as specifically provided in this Addendum No. 1, all other provisions of the Acquisition Agreement and Plan of Merger shall remain in full force and effect, the Acquisition Agreement and Plan of Merger as amended by this Addendum No. 1 constituting the sole and entire agreement between the parties as to the matters contained herein, and superseding any and all conversations, letters and other communications which may have been disseminated by the parties relating to the subject matter hereof, all of which are void and of no effect.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first above written.

Bollente Companies, Inc.
a Nevada corporation

By: /S/ Robertson J Orr
Name: Robertson J Orr
Title: Chief Executive Officer

Woodmans Lumber and Millworks Peru
a Nevada corporation

By: /S/ Robertson J Orr
Name: Robertson J Orr
Title: Chief Executive Officer

Bollente, Inc.
a Nevada corporation

By: /S/ Robertson J Orr
Name: Robertson J Orr
Title: Chief Executive Officer